UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): September 20, 2006

Trimol Group, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	0-28144 (Commission File No.)	13-3859706 (IRS Employer Identification No.)

1285 Avenue of the Americas, 35th Floor, New York, New York 10019
(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (212) 554-4394

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|   | Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|   | Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|   | Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|   | Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     Other Events.

            On August 18, 2006, the Registrant and Intercomsoft Ltd. (“Intercomsoft”), the Registrant’s wholly owned subsidiary, withdrew, without prejudice, the action in the United States District Court for the Southern District of New York commenced by them against the Ministry of Economics of The Republic of Moldova and The Republic of Moldova on June 23, 2006 (the “Prior Action”), seeking damages and injunctive relief for various specified breaches of the Contract on Leasing Equipment and Licensing Technology dated April 29, 1996, as amended, between the Ministry of Economics of The Republic of Moldova and Intercomsoft (the “Supply Agreement”).

            On September 20, 2006, Intercomsoft filed a Demand for Arbitration (the “Demand”) with the International Chamber of Commerce, International Court of Arbitration, in Geneva, Switzerland. The Demand repeats and incorporates the claims that were set forth in the Complaint in the withdrawn Prior Action.

            The Demand seeks damages against the Respondents in the aggregate amount of approximately Forty One Million Dollars ($41,000,000) as a consequence of such breaches, as well as injunctive relief against the Respondents for continuing to utilize the equipment and technology licensed to the Ministry of Economics of the Republic of Moldova under the Supply Agreement or for otherwise engaging in activities competitive with Intercomsoft for the period specified in the applicable provisions of the Supply Agreement.

Item 9.01(c)   Exhibits

99.4	Demand for Arbitration dated September 17, 2006 in the action commenced in the International Chamber of Commerce, International Court of Arbitration, entitled “Intercomsoft Limited, Claimant, against Ministry of Economics of The Republic Moldova, Ministry of Information Development State Enterprise Registru and The Republic of Moldova, Respondents.”

SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMOL GROUP, INC. By: /s/ Yuri Benenson Yuri Benenson, Chief Executive Officer

Date: September 26, 2006